STATE OF DELAWARE SECRETARY OF STATE
DIVISION OF CORPORATIONS FILED 10:00 AM 02/15/1991
721046060 - 2254913
CERTIFICATE OF INCORPORATION
OF
KCI THERAPEUTIC SERVICES, INC.

FIRST: The name of the Corporation is KCI Therapeutic Services, Inc.
SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is ten thousand (10,000) shares of Common Stock of the par value of $.l0 per share, amounting in the aggregate to One Thousand Dollars ($1,000).
FIFTH: The period of duration of the Corporation is perpetual.
SIXTH: The business and affairs of the Corporation shall be managed by the Board of Directors, and the directors need not be elected by ballot unless required by the By-Laws of the Corporation.
SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.
EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.
NINTH: The Corporation shall indemnify to the fullest extent permitted by, and in the manner permissible under, the laws of the State of Delaware as in effect from time to time, any person made, or threatened to be made, a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation, or served another corporation, partnership, joint venture, trust or other enterprise as a director, officer, employee or agent at the request of the Corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. The foregoing rights of indemnification shall not be deemed exclusive of any other rights to which any such person may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise. The Board of Directors in its discretion shall have the power on behalf of the Corporation to indemnify similarly any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he is or was an employee or agent of the Corporation. The provisions of this Article Ninth shall be applicable to persons who have ceased to be directors, officers, employees or agents of the Corporation and shall inure to the benefit of their heirs, executors and administrators.
Pursuant to section 102(b)(7) (or any successor statute) of the General Corporation Law of the State of Delaware, the personal liability of a director to the Corporation or the stockholders of the Corporation for monetary damages for breach of fiduciary duty is hereby eliminated. The terms of the preceding sentence, however, shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or the stockholders of the Corporation, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 (or a successor statute) of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or repeal of this paragraph shall apply to or have effect on the liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
TENTH: The incorporator is Dennis E. Noll, whose mailing address is 112 East Pecan Street, Suite 2000, San Antonio, Texas 78205.
The undersigned, being the incorporator hereinbefore named, for the purposes of organizing a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly has hereunto set his hand this 14th day of February, 1991.
/s/Dennis Noll
Dennis E. Noll

STATE OF DELAWARE SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:45 PM 07/29/1999
991314830 - 2254913
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
KCI THERAPEUTIC SERVICES, INC.
KCI THERAPEUTIC SERVICES, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
DOES HEREBY CERTIFY:
FIRST: That the Board of Directors of the Corporation has duly adopted a resolution setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and providing for such amendment to be submitted to a vote of the stockholders of the Corporation. The resolution setting forth the proposed amendment is set forth below:
RESOLVED: That Article First of the Certificate of Incorporation of the Corporation be, and it is hereby, amended by changing said Article First to read in its entirety as follows:
"FIRST: The name of the Corporation is KCI USA, Inc."
SECOND: That pursuant to such resolution of the Board of Directors, the holder of all of the issued and outstanding shares of capital stock of the Corporation has signed a written consent approving such resolution in accordance the provisions of Section 228 of the General Corporation Law of Delaware.
THIRD: That said amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
FOURTH: That the capital of the Corporation will not be reduced under or by reason of the aforesaid amendment.
FIFTH: This Certificate of Amendment shall be effective at 12:01 a.m., Central Time, on August 1, 1999.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Martin J. Landon, its Treasurer, on the 291h day of July, 1999.
KCI THERAPEUTIC SERVICES, INC. (A Delaware Corporation)

By:
Martin J. Landon. Treasurer